Exhibit 10.2

February 18, 2022

Priyanka Carr

Re: Offer of Employment

Dear Pri,

Congratulations!! Momentive Inc. (the “Company”) is pleased to promote you to the full-time position of Chief Operating Officer, initially reporting to Zander Lurie, at the Company’s offices in San Mateo, California. The effective date for your new role, pending approval by our Board of Directors or a Committee of the Board, will be March 1, 2022. (the “Employment Date”).

Salary

Your new base salary, effective on February 1, 2022 will be $380,000 on an annual basis, less applicable withholdings, paid in accordance with the Company’s normal payroll practices. Future adjustments in compensation, if any, will be made by the Company in its sole and absolute discretion. This position is an exempt position, which means you are paid for the job and not by the hour. Accordingly, you will not receive overtime pay if you work more than 8 hours in a work day or 40 hours in a workweek.

Annual Bonus

In addition to your base salary, you will be eligible to participate in the Company’s Incentive Bonus Plan (“Bonus Plan”) applicable to your position. Bonus awards under this plan are based upon the Company’s achievement of specific financial objectives, and your achievement of individual goals, each calendar year. For 2022, your bonus target (at 100% achievement of plan) will be 70% of your base salary, pro-rated in conjunction with your Employment Date. Bonuses will be paid only if earned in accordance with the terms and conditions of the written Bonus Plan. The Company reserves the right to alter or amend bonus plans as it deems appropriate and in its sole discretion.

Equity

Your existing equity grants will continue to vest pursuant to their terms.

Benefits

Your eligibility to participate in the standard benefits program offered by the Company to other similarly situated employees, in accordance with our policies, which may change from time to time, and after meeting applicable eligibility requirements, if any, will continue. The standard benefits program currently includes group medical, vision and dental insurance. Additionally, you will be eligible to receive paid holidays and Paid Time Off in accordance with our policies. You should note that the Company may modify benefit offerings from time to time.

At-Will Employment Relationship

If you accept our offer, your employment with the Company will be “at-will.” This means your employment is not for any specific period of time and can be terminated by you at any time for any reason. Likewise, the Company may terminate the employment relationship at any time, with or without cause or advance notice. In addition, the Company reserves the right to modify your position, duties, compensation level or structure, and reporting relationship to meet business needs and to use its managerial discretion in deciding on appropriate discipline. Any change to the at-will employment relationship must be by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Other Matters

Your employment continues to require your adherence to the Company’s standard form Employee Proprietary Information and Inventions Agreement and the Company’s standard form Arbitration Agreement, which you have previously executed,

This letter, including the Employee Proprietary Information and Inventions Agreement that you have previously executed, constitutes the entire agreement between you and the Company and supersedes all prior or contemporaneous agreements, understandings, negotiations or representations, whether oral or written, express or implied, on this subject. This letter may not be modified or amended except by a specific, written agreement signed by you and the Company’s Chief Executive Officer.

Further, we wish to impress on you that you must not bring to the Company any confidential or proprietary information or material of any former employer, disclose or use such information or material in the course of your employment with the Company, or violate any other obligation to your former employers.

Accepting this Offer

We are pleased to offer you this challenging opportunity to contribute to the success of Momentive Inc., and we look forward to seeing you take on your new role. To accept this offer, please sign and date in the spaces provided below. A countersigned copy will be provided to you for your records.

Sincerely,

/s/ Becky Cantieri

Becky Cantieri

Chief People Officer

* * *

I have read this offer letter in its entirety, and agree to and accept the terms and conditions of employment stated above. I understand and agree that my employment with the Company is at-will.

/s/ Priyanka Carr February 27, 2022

Signed Date